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                                                                 EXHIBIT 10.24


                                SECOND AMENDMENT


SECOND AMENDMENT TO THE LEASE AGREEMENT EXECUTED BY AND BETWEEN ARENA TOWER II CORPORATION ("LANDLORD"), AND CARDMEMBER PUBLISHING CORPORATION ("TENANT"), FOR LEASED PREMISES DEFINED AS SUITE 2000, ARENA TOWER II, 7324 SOUTHWEST FREEWAY, HOUSTON, HARRIS COUNTY, TEXAS; and

     WHEREAS, the original lease agreement executed February 12, 1996, further amended on July 3, 1996, (the "Lease"), was executed by and between Arena Tower II Corporation, as Landlord (herein referred to as "Lessor"), and CardMember Publishing Corporation, as Tenant (herein referred to as "Lessee"), pertaining to Suite 2000 (the "Leased Premises") consisting of approximately 26,579 rentable square feet, located at 7324 Southwest Freeway, Houston, Harris County, Texas; and

     WHEREAS Landlord is the current lessor, as present owner of the Property and Lessor and Lessee desire to amend the Lease to evidence an expansion consisting of approximately 5,612 square feet, known as Suite 1980 located on the 19th floor of Arena Tower II and the change of the leasehold name.


     NOW, THEREFORE, for good and valuable consideration, the parties hereto agree that the Lease is hereby amended and this Third Amendment supersedes all other amendments as follows:

LEASEHOLD NAME: All reference to "CARDMEMBER PUBLISHING CORPORATION", as Tenant in the Lease are hereby deleted and replaced with "MEMBERWORKS INCORPORATED", and all references to Tenant in the Lease refer to MEMBERWORKS INCORPORATED.

COMMENCEMENT DATE OF EXPANSION PREMISES: As used herein, "Commencement Date of Expansion Premises" means the date Tenant's leasehold improvements are substantially complete (the earliest date estimated to be March 1, 1997) or the date certified to by Landlord that said leasehold improvements would have been substantially completed except for delays due on the part of Tenant, its agents or contractors, including without limitation any delays which constitute Tenant Delays as defined in the Lease Agreement, but should the Commencement Date be later than August 1, 1997 the Commencement Date shall be deemed to be August 1, 1997. Notwithstanding the foregoing, if Tenant occupies all or any part of the Premises for its intended use by Tenant's employees (installation of furniture is not considered occupancy) prior to August 1, 1997, the Commencement Date shall be the date of such occupancy. Within five (5) days after the Commencement Date and at any time thereafter upon the request of Landlord, Tenant shall execute and deliver to Landlord a declaration (in the form attached as Exhibit "D") specifying the actual date upon which the commencement of the Expansion Term occurred. The Commencement Date of Expansion Premises, Expiration Date and commencement of installments of Base Monthly Rent or Additional Rent shall not be postponed or delayed as a result of any Tenant Delay as defined in the Lease.

PREMISES & TERM: Pursuant to the Lease Agreement Section 17.18, Additional Provisions, Expansion Option & Recurring Preferential Right, Lessee has the right to expand the Leased Premises on the 19th floor and has agreed to do so by taking an additional 5,612 square feet. Therefore, Section 1.01 of the Lease Agreement is hereby amended to reflect Lessee's expansion into Suite 1980, consisting of approximately 5,612 square feet, thus increasing the Premises from 26,579 to 32,191 square feet, per attached Exhibit "A", commencing on or before August 1, 1997, in accordance with the paragraph above, and expiring on the expiration date of the Lease Agreement.

Tenant has exercised its Expansion Option as provided for in the Lease Agreement and the Recurring Preferential Right, as defined in Section 17.18 of the Lease Agreement, shall continue to be in effect upon execution of this Second Amendment.

BASE MONTHLY RENT: The base monthly rental shall be increased to reflect a Base Monthly Rent of $33,532.29 from Commencement Date of the Second Expansion Premises, as described above, through July 31, 2006.

TENANT IMPROVEMENTS: Lessor agrees to provide Lessee with a Tenant Improvement Allowance in accordance with the allowance formula illustrated in the second paragraph of the Lease Agreement (Section 17.18, paragraph 8). The formula illustrates an allowance of $12.40 per square foot for additional space commencing on April 1, 1997 but will be adjusted based upon the actual commencement date of the expansion premises. If, August 1, 1997, the allowance shall be adjusted to $11.61. Lessor agrees Lessee has the right to contract directly with the general contractor for the construction of the Expansion Premises. Lessee shall be responsible for all costs of the improvements (including architectural and engineering costs necessary to complete the improvements), notwithstanding however, upon completion of the improvements Lessee may submit to Lessor a correct invoice from the general contractor indicating the full extent of the work performed. Within fifteen (15) days of receipt of such invoice from the general contractor, Lessor shall pay to Lessee the Tenant Improvement Allowance amount of such as determined in accordance with the above mentioned formula based upon the date of substantial completion or occupancy of the Expansion Premises by Tenant, whichever is first. Lessor and Lessee will select a mutually agreeable general contractor in accordance with the third paragraph of Exhibit "C" of the Lease Agreement for making improvements according to approved plans. The mechanical, electrical and plumbing contracts shall be paid as part of the general contractor's contract. No payments will be made to the general contractor by Lessor.

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TERMINATION OPTION: It is expressly understood that Tenant shall have the right to terminate this Amendment along with the Lease Agreement in accordance with the Termination Option as identified in Section 17.18 of the Lease Agreement.

Except as amended herein, all terms and conditions shall remain in full force and effect according to the Lease.

                Executed on the 24th day of January, 1997.

                                TENANT:
                                MEMBERWORKS INCORPORATED



                                BY: /s/ STEVEN H. LEVENHERZ
                                   -------------------------------------------
                                    STEVEN H. LEVENHERZ, Senior Vice President



                                LANDLORD:
                                ARENA TOWER II CORPORATION



                                BY: /s/ LARRY WONG
                                   -------------------------------------------
                                    LARRY WONG, PRESIDENT
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                                  EXHIBIT "A"

                                  [FLOOR PLAN]

Arena Tower 2                                                           LEVEL 19

                                                      UPDATE: September 27, 1995

Harry Gendel Architects


[SCALE ILLUSTRATION]